                                                                     EXHIBIT 4.1

================================================================================

                              GOVERNANCE AGREEMENT

                                 by and between

                                  BRYLANE INC.

                                      and

                        PINAULT PRINTEMPS-REDOUTE, S.A.

                                  dated as of

                            ______________ __, 1998


================================================================================

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                                   ARTICLE 1


                                  Definitions
 Section 1.1    Affiliate................................................     1
 Section 1.2    Agreement................................................     1
 Section 1.3    Beneficially Own.........................................     1
 Section 1.4    Board....................................................     2
 Section 1.5    Common Stock.............................................     2
 Section 1.6    Company..................................................     2
 Section 1.7    Covered Transaction......................................     2
 Section 1.8    Director.................................................     2
 Section 1.9    Early Termination Event..................................     2
 Section 1.10   Group....................................................     2
 Section 1.11   Independent Director.....................................     2
 Section 1.12   Investor.................................................     2
 Section 1.13   Investor Nominees........................................     2
 Section 1.14   Key Committees...........................................     2
 Section 1.15   Material Adverse Effect..................................     2
 Section 1.15   1933 Act.................................................     2
 Section 1.16   1934 Act.................................................     3
 Section 1.17   person...................................................     3
 Section 1.19   Permitted Percentage.....................................     3
 Section 1.20   Standstill Period........................................     3
 Section 1.21   Stock Purchase Agreements................................     3
 Section 1.22   13D Group................................................     3
 Section 1.23   Voting Securities........................................     3

                                   ARTICLE 2


                             Standstill Provisions

 Section 2.1    Standstill Period........................................     3
 Section 2.2    Restrictions During Standstill Period....................     4
 Section 2.3    Waivers of Restrictions..................................     5

                                   ARTICLE 3


                                Other Covenants

 Section 3.1    Maintenance of Ownership.................................     6

                                                                            Page
                                                                            ----
 Section 3.2    Actions Requiring Approval...............................     6
 Section 3.3    Indemnification Agreements and Insurance.................     7

                                   ARTICLE 4


                               Board of Directors

 Section 4.1    Investor Nominees........................................     7
 Section 4.2    Committee Representation.................................     8

                                   ARTICLE 5


                          Representations & Warranties


                                   ARTICLE 6


                                 Miscellaneous

 Section 6.1    Counterparts.............................................     9
 Section 6.2    Governing Law............................................     9
 Section 6.3    Entire Agreement.........................................     9
 Section 6.4    Expenses.................................................     9
 Section 6.5    Notices..................................................     9
 Section 6.6    Successors and Assigns...................................    10
 Section 6.7    Headings.................................................    10
 Section 6.8    Amendments and Waivers...................................    10
 Section 6.9    Interpretation; Absence of Presumption...................    11
 Section 6.10   Severability.............................................    11
 Section 6.11   Further Assurances.......................................    11
 Section 6.12   Specific Performance.....................................    11
 Section 6.13   Fiduciary Dates..........................................    11
 Section 6.14   Confidentiality; Other Arrangements......................    11

          THIS GOVERNANCE AGREEMENT (the "Agreement"), dated as of
                                          ---------
_________________ __, 1998, is made by and between Brylane Inc., a Delaware corporation (the "Company"), and Pinault Printemps-Redoute, S.A., a societe
                  -------
anonyme organized under the laws of France ("Investor").
                                             --------

                                   RECITALS:

          WHEREAS, the Investor and The Limited, Inc. ("The Limited") and
                                                        -----------
certain affiliates of Freeman Spogli & Co. (collectively, "FS," and together
                                                           --
with The Limited, the "Selling Stockholders") have each entered into individual
                       --------------------
Stock Purchase Agreements, dated as of February ___, 1998 (collectively, the

"Stock Purchase Agreements"), pursuant to which the Selling Stockholders are
--------------------------
selling, conveying, assigning and transferring, and Investor is purchasing, certain shares of the common stock, par value $.01 per share, of the Company (the "Common Stock") on the date hereof; and
      ------------

          WHEREAS, it is a condition to the transactions contemplated by the Stock Purchase Agreements and the parties believe it to be in their best interests that they enter into this Agreement to provide for certain rights and restrictions with respect to the investment by Investor in the Company and the corporate governance of the Company; and

          NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:


                                   ARTICLE 1
                                   ---------

                                  DEFINITIONS
                                  -----------

          As used in this Agreement, the following terms shall have the following respective meanings:

    Section 1.1       "Affiliate" shall have the meaning ascribed thereto in
                       ---------
Rule 12b-2 promulgated under the 1934 Act, and as in effect on the date hereof.

    Section 1.2       "Agreement" shall have the meaning set forth in the first
                       ---------
paragraph hereof.

    Section 1.3       "Beneficially Own" shall mean, with respect to any
                       ----------------
security, having direct or indirect (including through any Subsidiary or Affiliate) "beneficial ownership" of such security, as determined pursuant to Rule 13d-3 under the 1934 Act, including pursuant to any agreement, arrangement or understanding, whether or not in writing.

    Section 1.4       "Board" shall mean the board of directors of the Company.
                       -----

    Section 1.5       "Common Stock" shall have the meaning set forth in the
                       ------------
second paragraph hereof.

    Section 1.6       "Company" shall have the meaning set forth in the first
                       -------
paragraph hereof.

    Section 1.7       "Covered Transaction" shall have the meaning set forth in
                       -------------------
Section 2.1(iv).

    Section 1.8       "Director" shall mean a member of the Board.
                       --------

    Section 1.9       "Early Termination Event" shall have the meaning set forth
                       -----------------------
in Section 2.1.

    Section 1.10      "Group" shall mean a "group" as such term is used in
                       -----
Section 13(d)(3) of the 1934 Act.

    Section 1.11      "Independent Director" shall mean Mr. William C. Johnson,
                       --------------------
Mr. Peter M. Starrett as well as any individual who is not a member of the Company's management and is not affiliated with Investor, The Limited, or FS or any of their respective affiliates (including any individual who in the past three years has been an officer, employee, consultant or advisor of or to any of the foregoing).

    Section 1.12      "Investor" shall have the meaning set forth in the first
                       --------
paragraph hereof.

    Section 1.13      "Investor Nominees" shall have the meaning set forth
                       -----------------
in Section 4.1.

    Section 1.14      "Key Committees" shall have the meaning set forth in
                       --------------
Section 4.2.

    Section 1.15      "Material Adverse Effect" shall mean a material adverse
                       -----------------------
effect on the results of operations, condition, financial or otherwise, or on the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise.

    Section 1.16      "1933 Act" shall mean the Securities Act of 1933,
                       --------
as amended.

    Section 1.17      "1934 Act" shall mean the Securities Exchange Act of 1934,
                       --------
as amended.

    Section 1.18      "person" shall mean any individual, corporation,
                       ------
partnership, limited liability company, joint venture, trust, unincorporated organization, other form of business or legal entity or government authority.

    Section 1.19      "Permitted Percentage" shall have the meaning set forth
                       --------------------
in Section 2.2.

    Section 1.20      "Standstill Period" shall have the meaning set forth in
                       -----------------
Section 2.1.

    Section 1.21      "Stock Purchase Agreements" shall have the meaning set
                       -------------------------
forth in the second paragraph hereof.

    Section 1.22      "13D Group" shall mean any group of persons acquiring,
                       ---------
holding, voting or disposing of Voting Securities which would be required under
Section 13(d) of the 1934 Act and the rules and regulations thereunder (as in effect, and based on legal interpretations thereof existing, on the date hereof) to file a statement on Schedule 13D with the Securities and Exchange Commission as a "person" within the meaning of Section 13(d)(3) of the 1934 Act if such group beneficially owned Voting Securities representing more than 5% of any class of Voting Securities then outstanding.

    Section 1.23      "Voting Securities" shall mean at any time shares of any
                       -----------------
class of capital stock of the Company which are then entitled to vote generally in the election of Directors.


                                   ARTICLE 2
                                   ---------

                             STANDSTILL PROVISIONS
                             ---------------------

    Section 2.1       Standstill Period. The "Standstill Period" shall be the
                      -----------------      -------------------
period commencing on the date of Closing and ending on the earlier of (x) the date that is 36 months from the date thereof, or (y) the earliest of:

            (i) the occurrence of any event of default on the part of the Company or any subsidiary under any debt agreements, instruments, or arrangements which event of default would reasonably be expected to result in a Material Adverse Effect and, in the case of a non-monetary event of default, which event of default cannot be, or is not, cured by the Company within the applicable cure period under such debt agreement, instrument or arrangement;

           (ii) the acquisition by any person or Group other than Investor or any Affiliate thereof of, or the announcement or commencement of a tender or exchange offer by any person or Group other than Investor or any Affiliate thereof to acquire, Beneficial Ownership of more than 20% of the outstanding shares of Voting Securities;

          (iii) the commencement by any person or Group (not affiliated with Investor) of an "election contest" (as defined in Section 2.2) or the seeking through other means of the removal of any Directors from office; and

           (iv) the written submission by any person or Group other than Investor or any Affiliate thereof of a proposal to the Company (including to the Board or any agent, representative or Affiliate of the Company) with respect to, or otherwise expressing an interest in pursuing, a merger, consolidation or other business combination of the Company, sale of all or substantially all of the assets of the Company or significant recapitalization or significant reorganization of the Company (any of the foregoing, a "Covered
                                                                         -------
     Transaction"); provided, however, that the Standstill Period shall not
     -----------    --------  -------
     terminate pursuant to this Section 2.1 (iv) if, as soon as practicable after receipt of any such proposal, a majority of the Independent Directors determines that such proposal is not in the best interest of the Company and its shareholders and for so long as a majority of the Independent Directors continues to reject such proposal as a result of such determination.

     Any event set forth in subsection (i), (ii), (iii) or (iv) of this Section
2.1 shall be an "Early Termination Event."
                 -----------------------

     Section  2.2  Restrictions During Standstill Period.  During the
                   -------------------------------------
Standstill Period, Investor will not, and will use its reasonable best efforts to cause each of its Affiliates not to, directly or indirectly:

              (i) act in concert with any other person or Group by becoming a member of a 13D Group, other than any 13D Group comprised exclusively of Investors and one or more of its Affiliates;

             (ii) purchase or otherwise acquire shares of capital stock (including Common Stock or other Voting Securities) (or options, rights or warrants or other commitments to purchase and securities convertible into (or exchangeable or redeemable for) shares of such capital stock or other Voting Securities) as a result of which, after giving effect to such purchase or acquisition, Investor and its Affiliates will Beneficially Own more than the percentage of the outstanding shares of Voting Securities (the "Permitted Percentage" represented by the sum of (i) 6,963,056
           --------------------
     shares of Common Stock sold pursuant to the Stock Purchase Agreements with The Limited and FS, (ii) the 595,195 shares of Common Stock subject to tag-along rights pursuant to that certain Stockholders' Agreement dated as of February 26, 1997 among certain stockholders of the Company, (iii) the 374,365 shares of Common Stock beneficially owned by TJX and related parties (including those underlying the convertible note held by TJX), (iv) the 163,900 shares of Common Stock issued pursuant to certain subscription agreements, and (v) the shares of Common Stock underlying certain management options and related securities (i.e., 617,084 performance shares and 68,500 redeemable preferred shares) (giving effect to the issuance and exercise of such shares and options) divided by the 18,470,469 then outstanding shares of Common Stock (which gives effect to the shares of Common Stock issued upon exercise or conversion of the foregoing securities);

            (iii) solicit, encourage or publicly propose to effect any Covered Transaction;

             (iv) solicit, initiate, encourage or participate in any "solicitation" of "proxies" or become a "participant" in any "election contest" (as such terms are defined or used in Regulation 14A under the 1934 Act, disregarding clause (iv) of Rule 14a-1(l)(2) and including an exempt solicitation pursuant to Rule 14a-2(b)(1)); call, or in any way encourage or participate in a call for, any special meeting of shareholders of the Company (or take any action with respect to acting by written consent of the shareholders of the Company); request, or take any action to obtain or retain any list of holders of any securities of the Company; or initiate or propose any shareholder proposal or participate in or encourage the making of, or solicit shareholders of the Company for the approval of, one or more shareholder proposals; provided, however, that Investor shall
                                        --------  -------
     not be prohibited from communicating with a securityholder who is engaged in any "solicitation" of "proxies" or who is a "participant" in any "election contest"; or

              (v) assist, advise, encourage or act in concert with any person with respect to, or seek to do, any of the foregoing.

     Section 2.3   Waivers of Restrictions.  Notwithstanding anything to the
                   -----------------------
contrary contained herein, the Company may waive any of the foregoing restrictions during the Standstill Period upon the approval of a majority of Independent Directors.

                                   ARTICLE 3
                                   ---------

                                OTHER COVENANTS
                                ---------------

     Section 3.1   Maintenance of Ownership.  (a)  From and after the date
                   ------------------------
hereof, Investor shall have the ability to maintain its ownership of up to the Permitted Percentage of the outstanding shares of Voting Securities through (i) open market purchases or (ii) purchases of Common Stock directly from the Company; provided, that any purchases directly from the Company pursuant to
         --------
clause (ii) of this Section 3.1(a) shall be subject to the prior approval of a majority of the Independent Directors.

     (b) If, at any time following the termination of the Standstill Period, Investor acquires more than 65% of the outstanding shares of Voting Securities, Investor shall (i) commence a tender offer for all of the outstanding shares of Common Stock held by stockholders other than Investor and its Affiliates at a price per share equal to at least the greater of (a) the average closing price of the Common Stock over the prior 365-day period or (b) the then-current market price or (ii) shall engage in such other transaction approved by a majority of the Independent Directors.

     Section 3.2  Actions Requiring Prior Approval.  (a) As long as at least
                  --------------------------------
two-ninths or an equivalent proportion of the Directors are Investor Nominees,
(i) any transaction with Investor or its Affiliates must be on arm's-length terms and approved by a majority of the Independent Directors; (ii) any amendment, repeal or other modification of this Agreement or any other agreement or instrument of the Company, including the Company's charter or bylaws, which would have the effect of altering the terms of this Agreement in any manner adverse to the stockholders of the Company (other than Investor) must be approved by a majority of the Independent Directors; (iii) dispositions, of any assets of the Company or any business combination, spin-off or other transaction pursuant to which Investor would receive consideration different from that received by other holders of Common Stock must be approved by a majority of the Independent Directors; and (iv) any corporate opportunity (merger or acquisition) relating to the United States mail order business which Investor or its Affiliates receives shall first be presented to and considered by the Company. If, within 20 days of being presented with such opportunity , the Company chooses not to pursue such opportunity or the Company chooses to pursue such opportunity and fails to consummate a transaction with respect to such opportunity within 45 days of being presented with the opportunity, Investor and/or its Affiliates may pursue such opportunity. In addition, if any Investor business that is primarily mail order desires to enter the United States mail order business, then the Company shall be offered a right of first refusal with respect to such business in the United States. If the Company does not pursue any corporate opportunity (or Investor business) presented to it, Investor may then pursue such opportunity. Investor will not interfere with any merger or acquisition opportunities that the Company receives on its own (other than through participating in any decision made by the Board). If, within 20 days of being presented with such opportunity, the Company chooses not to pursue such opportunity or the Company chooses to pursue such opportunity and fails to consummate a transaction with respect to such opportunity within 45 days of being presented with the opportunity, Investor and/or its Affiliates may pursue such opportunity.

     (b) From the date hereof until the first anniversary hereof, none of Mr. Canzone, Mr. Pulciani, Ms. Garelik, Mr. Rao, Ms. Meyrowitz or Mr. Silbert may be terminated (other than for "cause" as defined in their respective employment agreements) without the approval of two-thirds of the Directors then in office.

     Section  3.3  Indemnification Agreements and Insurance.  (a)  Investor
                   ----------------------------------------
shall use its reasonable best efforts to cause the Company to adopt indemnification agreements with any Independent Directors.

     (b) Investor shall use its reasonable best efforts to cause the Company to maintain the director and officer insurance in place on the date hereof.


                                   ARTICLE 4
                                   ---------

                               BOARD OF DIRECTORS
                               ------------------

     Section 4.1  Investor Nominees.  The Company shall use its best efforts to
                  -----------------
have the Board include up to five nominees named by Investor in the slate of nominees presented by the Board for election at each meeting of stockholders of the Company at which Directors are to be elected (such nominees who become Directors, "Investor Directors"); provided, however, if Investor's share
            ------------------
ownership falls below the percentages indicated below (without Investor buying back up to the applicable percentage within 30 days), Investor agrees that the number specified of Investor Nominees will resign, and Independent Directors will be appointed in their places:

                                                    Number
                                                 of Directors
    Ownership Percentage                       to Resign (Total)
    --------------------                       -----------------
          40%                                        1
          30%                                        2
          20%                                        3

Investor and the Company shall each use their best efforts to assure that at all times at least three members of the Board will be Independent Directors and that the Company's Chief Executive Officer will also be a Director. Investor shall vote all of its shares in favor of the election of its nominees, Independent Directors and the Chief Executive Officer.

    Section  4.2  Committee Representation.  During such time as Investor is
                  ------------------------
entitled pursuant to Section 4.1 to have at least two Investor Nominees included in the slate of nominees, Investor and the Company shall use their best efforts to assure that each committee of the Board shall include two Independent Directors; provided that the following committees (the "Key Committees") shall
                                                        --------------
have the composition indicated:

                    Audit Committee:  two Independent Directors;
                    ---------------

                    Compensation Committee:  two Investor Nominees, two
                    ----------------------
          Independent Directors (Chairman of Compensation Committee to be an Investor Nominee); and

                    Strategic Planning Committee:  two Investor Nominees; one
                    ----------------------------
          Independent Director, the Company's Chief Executive Officer;

Investor and the Company shall use their best efforts to assure that (i) any members of any Key Committee who are Investor Nominees shall, in the event of any vacancy in such membership, be replaced by a Director who is an Investor Nominee elected by a majority of the Directors who are Investor Nominees; (ii) any members of any Key Committee who are Independent Directors shall, in the event of any vacancy in such membership, be replaced by an Independent Director approved by a majority of the Independent Directors on the Board; and (iii) the composition of any other committees of the Board (other than any committees of Independent Directors formed to act with respect to any transactions involving Investor (and/or its Affiliates) and the Company and/or its stockholders) shall be appropriately reflective of the composition of the Board.

                                   ARTICLE 5
                                   ---------

                          REPRESENTATIONS & WARRANTIES
                          ----------------------------

[Reps from both parties as to good standing, due authority, due execution and no consents or violations]


                                   ARTICLE 6
                                   ---------

                                 MISCELLANEOUS
                                 -------------

    Section 6.1  Counterparts.  This Agreement may be executed in one
                 ------------
or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section, provided receipt of copies of such counterparts is confirmed.

    Section 6.2  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND
                 -------------
CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REFERENCE TO THE CHOICE OF LAW PRINCIPLES THEREOF.

    Section 6.3  Entire Agreement.  This Agreement hereto contains the entire
                 ----------------
agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein. This Agreement is not intended to confer upon any person not a party hereto (and their successors and assigns) any rights or remedies hereunder.

    Section 6.4  Expenses.  Except as set forth in the Stock Purchase
                 --------
Agreement, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

    Section 6.5  Notices.  All notices and other communications hereunder
                 -------
shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below. Notices to the Company shall be addressed to:

               Brylane Inc.
               [address]


               Attention:
               Telecopy Number:

          with a copy to:



               Attention:
               Telecopy Number:

or at such other address and to the attention of such other person as the Company may designate by written notice to Investor. Notices to Investor shall be addressed to:

               Pinault Printemps-Redoute
               18, Place Henri Bergson
               75381 Paris, France  Cedex 08
               Attention:  Serge Weinberg
               Telecopy Number:  (331) 44-90-63-92

          with a copy to:

               Wachtell, Lipton, Rosen & Katz
               51 West 52nd Street
               New York, New York  10019
               Attention:  David A. Katz, Esq.
               Telecopy Number:  (212) 403-2000

     Section 6.6  Successors and Assigns.  This Agreement shall be binding
                  ----------------------
upon and inure to the benefit of the parties hereto and their respective successors. Investor may assign its rights and obligations hereunder to one or more majority-owned, direct or indirect subsidiaries or other affiliates.

     Section 6.7  Headings.  The Section, Article and other headings contained
                  --------
in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated.

     Section 6.8  Amendments and Waivers.  This Agreement may not be modified
                  ----------------------
or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Either party hereto may, only by an instrument in writing, waive compliance by the other party hereto with any term or provision hereof on the part of such other party hereto to be performed or complied with. The waiver by either party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach.

     Section 6.9  Interpretation; Absence of Presumption.  (a)  For the purposes
                  --------------------------------------
hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms

"hereof", "herein", and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section and paragraph references are to the Articles, Sections and paragraphs to this Agreement unless otherwise specified, (iii) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified, (iv) the word "or" shall not be exclusive, and (v) provisions shall apply, when appropriate, to successive events and transactions.

     (b) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

     Section 6.10  Severability.  Any provision hereof which is invalid or
                   ------------
unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

     Section 6.11  Further Assurances.  The Company and Investor agree that,
                   ------------------
from time to time, each of them will, and will cause their respective Affiliates to, execute and deliver such further instruments and take such other action as may be necessary to carry out the purposes and intents hereof.

     Section 6.12  Specific Performance.  The Company and Investor each
                   --------------------
acknowledge that, in view of the uniqueness of arrangements contemplated by this Agreement, the parties hereto would not have an adequate remedy at law for money damages in the event that this Agreement were not performed in accordance with its terms, and therefore agree that the parties hereto shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the parties hereto may be entitled at law or in equity.

     Section 6.13  Fiduciary Duties.  Nothing contained in this Agreement shall
                   ----------------
be intended to limit actions taken by any Directors in the exercise of their fiduciary duties.

     Section 6.14  Confidentiality; Other Arrangements.  Investor will not, and
                   -----------------------------------
will use its best efforts to cause the Investor Nominees not to, share confidential business information which comes into its possession in connection with its investment in the Company or through the Board. Investor intends, through its investment in the Company, that Investor and the Company will enter into mutually advantageous arrangements, providing for the expansion of their respective businesses.

          IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties hereto as of the day first above written.

                              BRYLANE, INC.



                              By:
                                ----------------------------------
                              Name:
                              Title:

                              PINAULT PRINTEMPS-REDOUTE, S.A.



                              By:
                                 ---------------------------------
                              Name:
                              Title:

                     Schedule 6.3(h) to Purchase Agreement

    Prior to or concurrent with closing, the Company's Board of Directors:

    . shall receive the resignation of the Company directors representing The Limited and Freeman Spogli effective the following day:

    . acting pursuant to Section 223(d) of the Delaware General Corporation Law, shall fill the vacancies created by such resignations with the PPR nominees effective the following day; and

    .   shall amend the Company's by-laws to

        1. fix the number of directors at nine ((S) 3,2);

        2. include a definition of Independent Director (new by-law or add to (S) 3.1);*

        3. provide that vacancies in the position of Independent Director be filled by the remaining Independent Directors ((S) 3.5); and

        4. provide that during the Standstill Period (as defined in the Governance Agreement), in addition to the vote required by (S) 3.9 of the by-laws, the following actions also require approval of a majority of the Independent Directors:

                  (i) adoption of annual capital expenditure budgets and material deviations therefrom;

                  (ii) any amendment of the Company's certificate of incorporation or by-laws;

                  (iii) any sale, lease, transfer or other disposition (other than in the ordinary course of business consistent with past practice), in one or more related transactions, of the assets of the Company or any subsidiary thereof, the book value of which assets exceeds 25% of the consolidated assets of the Company and its subsidiaries; and

                  (iv) any merger, consolidation, liquidation or dissolution of the Company or any subsidiary thereof, other than any such merger or consolidation of any subsidiary of the Company with and into the Company or another wholly owned Subsidiary of the Company.
--------------------------------
* An Independent Director shall mean Messrs. William C. Johnson and Peter M. Starrett as well as any individual who is not a member of the Company's management, and is not affiliated with PPR. The Limited or Freeman Spogli & Co. or any of their respective affiliates (including any individual who in the past three years has been an officer, employee, consultant or advisor of or to any of the foregoing).